Exhibit 10.14

August 9, 2019

Anne Stephenson

via email

Re:    Employment Offer and Agreement

Dear Anne,

It gives me great pleasure to present our offer of employment as Chief Merchandising and Product Officer of Torrid LLC (“Torrid”). This offer is contingent on the successful completion of your background check. Your start date will be August 19, 2019 and below are the details of our offer (the “Agreement”):

Compensation. You will be paid at a bi-weekly gross rate of $23,076.93, which annualizes to a gross amount of $600,000.00, pursuant to the regular payroll dates and procedures for salaried personnel of Torrid. This will be subject to all appropriate deductions and Federal, State and Local taxes. Your compensation is subject to modification during your employment in accordance with Torrid’s practices and policy. Your position is exempt from overtime compensation.

Bonus Plan. You will be eligible to participate in Torrid’s Bonus Plan, as approved by the Torrid Board of Directors (the “Board”), which Plan was approved beginning as of fiscal February 2019. The actual amount of bonus awarded will be based upon Torrid achieving its profit performance goal, as well as you achieving performance that is meeting expectations or higher. Your bonus target will be sixty-five percent (65%) of your annualized base salary. Your 2019 bonus, if any, under Torrid’s Bonus Plan, as approved by the Board, will be pro-rated based on the number of days of actual employment in 2019. In order to receive any bonus payout you have to be actively employed and in good standing on the date that bonuses are distributed.

Sign-On Bonus. You will be issued a one-time sign-on bonus in the gross amount of $315,000.00, which will be paid on your first pay period with Torrid. This will be subject to all appropriate deductions and Federal, State and Local taxes. Should you resign from your employment or if your employment is terminated for Cause (as defined herein) by Torrid within twelve (12) months of your start date; you will be responsible for [the pre-tax] repayment of such bonus, which repayment amount will be reduced by 1/12 for each month of employment.

Long-Term Incentive Package. We would like you to participate in the value you help create while you are in your role at Torrid. Subject to approval by and discretion of the Board, you will be granted a long term incentive package commensurate with your role and title.

Salary Review. You will be eligible for your first salary review and consideration for a merit increase on or about April 1, 2020. Any increase awarded will be pro-rated based upon your employment start date, as determined by Torrid.

Flex Time. You will accrue Flex Time Off (“FTO”) pursuant to the applicable policies of Torrid, which will allow you to take time off from work, without having to specify a reason. FTO will accrue each pay period. Your annual FTO accrual will be one hundred and sixty hours (160) per year and you can use FTO after completing thirty (30) days of employment.

Benefits. You will be eligible to enroll in Torrid’s benefits program on the first day of regular full-time employment. If you enroll in Torrid’s benefit program, your benefits will become effective on the first day of the month following 30 days of service with Torrid. This program currently includes the opportunity to participate in Group Health, Dental, Vision, Life and Short- and Long-Term Disability insurance plans as well as other programs that may be available in accordance with the terms and conditions of Torrid’s employee benefit programs (including with respect to employee contribution requirements), which may be amended or terminated from time to time by Torrid in its discretion.

Anne Stephenson Employment Offer & Agreement

August 9, 2019

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401(k) Plan. You will be eligible to participate in Torrid’s 401(k) Plan, if 21 years of age, after completing 200 hours of service. Employer matching program is currently offered with the 401(k) plan.

Deferred Compensation Plan. You are eligible to enroll in Torrid’s Deferred Compensation Plan between thirty-one (31) to sixty (60) days from your start date for the current plan year, or you can wait until the next open enrollment period which will be July every year.

Cause. For purposes of this Agreement, “Cause” shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for Torrid, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft by you against Torrid or its affiliates, (iv) a material breach by you of any material provision of any agreement or policy, including any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and Torrid or its affiliates, or (v) your failure to fulfill your duties as assigned by the CEO of Torrid, after written notice to you and no less than a 30-day period to cure such failure provided such failure to perform is subject to cure, if curable, with the passage of such 30-day period.

Returning Company Property. In the event of your termination of employment for any reason, you shall, prior to or on such termination date in the event of your resignation for any reason, or no later than five (5) days following such termination date in the event of the termination of your employment for any other reason, deliver to Torrid (and will not maintain possession of or deliver to anyone else) any and all information, documents, devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other materials or property, or reproductions of any of the above aforementioned items belonging to Torrid or its affiliates, or their respective successors or assigns.

Confidential and Proprietary Information. As a condition of continued employment you agree to continue to abide by the terms of the Proprietary Information and Inventions Agreement (“PIIA”) you will sign upon commencement of your employment, and you recognize that your employment with Torrid will involve contact with information of substantial value to Torrid, which is not generally known in the trade, and which gives Torrid an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of Torrid, (hereinafter referred to as “Confidential and Proprietary Information”). You will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by you from whatever source and will not, either during your employment with Torrid or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of Torrid, without the prior written consent of Torrid.

Permissible Disclosures. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy shall prevent

Anne Stephenson Employment Offer & Agreement

August 9, 2019

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you from, or expose you to criminal or civil liability under federal or state trade secret law for, (a) directly or indirectly sharing any Torrid trade secrets or other Confidential and Proprietary Information (except information protected by any attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to Torrid, or (b) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein shall prevent you from discussing or disclosing information related to your general job duties. You also may disclose Confidential and Proprietary Information as required in response to a subpoena or other legal process, provided that in the event you are served with a subpoena, document request, interrogatory, or any other legal process that will or may require you to disclose any Confidential and Proprietary Information, whether during your employment or thereafter (regardless of whether you resign or your employment is terminated or the reason for such resignation or termination), you will immediately notify an officer of Torrid of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, unless such subpoena, document request, interrogatory, or other legal process (a) is from a court or governmental agency, and (b) explicitly prohibits you from doing so. Nothing contained in this Agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

Representation Regarding Proprietary Information. In your work for Torrid, you will be required not to use or disclose any confidential information, including trade secrets, of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be required to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Torrid. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Torrid premises any unpublished documents or property belonging to any former employer or other person or entity to whom you have an obligation of confidentiality. You further represent and warrant that your performance of the obligations under this Agreement will not conflict with or violate the terms of any agreement by which you are bound, including any post-employment covenants or obligations to any other employer, entity or person, or any order, rule, law, regulation, or other legal requirement or obligation applicable to you.

Conflict Of Interest.

(a) Loyalty. During your employment, you shall devote your full time and energies to fulfill all responsibilities to Torrid in the capacity of Chief Merchandising and Product Officer.

(b) Covenant Not to Compete. During your employment, you shall not engage in competition with Torrid or any its affiliates either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of Torrid, except with the prior written consent of the Board.

Anne Stephenson Employment Offer & Agreement

August 9, 2019

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(c) Non-solicitation. During your employment, and for two (2) years immediately thereafter, (such period consisting of your employment and the two (2) year period immediately thereafter, the “Restrictive Term”, you agree not to, either directly or indirectly, either for yourself or any other person or entity solicit, induce and or influence, and/or attempt to induce and/or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by Torrid, including any employee from Torrid LLC (“Parent”), and each of its subsidiaries (“Parent Group”), to leave the employment of Torrid or Parent Group, for any reason. You shall not, directly or indirectly use Trade Secrets as defined under the California Trade Secrets Act, Cal. Civ. Code §§ 3426-3246.11, and/or the Defend Trade Secrets Act, 18 U.S.C. § 1836, et seq., to solicit, induce, or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Torrid or Parent Group to cease doing business with Torrid or Parent Group.

Taxes and Withholding. All payments and benefits provided to you will be subject to all applicable taxes and withholdings as determined by Torrid. This agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Code Section 409A and will be interpreted in accordance with such intention. While it is intended that all payments and benefits provided under this agreement to you will be exempt from or comply with Code Section 409A, Torrid makes no representation or covenant to ensure that the payments/benefits under this agreement are exempt from or compliant with Code Section 409A. Torrid will have no liability to you or any other person if any amounts paid or payable are subject to the additional tax and/or penalties and/or interest under Code Section 409A. For purposes of Code Section 409A, each payment made to you under this agreement will be designated as a separate payment. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

Governing Law. This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by Torrid arising from or related to this Agreement.

In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive its damages, court costs, and all out-of-pocket expenses, including attorneys’ fees. Such recovery shall include court costs, out-of-pocket expenses, and attorney’s fees on appeal, if any.

Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Torrid, its successors, and its assigns.

Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

All plans, programs, and policies described above are subject to change at the discretion of Torrid, and all terms above are subject to the terms of the applicable policies. The information provided here contains a brief overview of relevant plans and is not intended to replace the legal documents that contain the complete provisions of each plan. Final interpretation of any plan is within the discretionary authority and responsibility of the plans’ administrators.

Anne Stephenson Employment Offer & Agreement

August 9, 2019

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Your employment with Torrid will be at-will and not for a specified period of time. It can be terminated by you or Torrid at any time, with or without cause, and with or without notice, provided, however, that in the event you resign from employment, you agree to provide Torrid no less than 30 days advance written notice. No promises, assurances, or other conduct, whether written or oral, can modify this paragraph unless set forth in writing and signed by you and the Chief Executive Officer of Torrid LLC.

Please acknowledge acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me by no later than August 12, 2019.

Anne, I am thrilled that you have chosen to consider our offer, and should you decide to accept, I look forward to working with you. If you have any questions, or need additional information on the plans and programs, please feel free to call Kelly McGuire Diehl at (626) 322-1433.

Sincerely,

Elizabeth Muñoz

CEO

I confirm my acceptance of employment with Torrid LLC subject to the terms and conditions set forth above.

/s/ Anne Stephenson	August 9, 2019
Anne Stephenson	Date